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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

   CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
     OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-28844

                       Algos Pharmaceutical Corporation
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            (Exact name of registrant as specified in its charter)

      1333 Campus Parkway, Neptune, New Jersey 07753-6815, (732) 938-5959
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [x]        Rule 12h-3(b)(1)(i)  [x]
        Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date:

              Common Stock, par value $0.01 per share:          1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Algos Pharmaceutical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 17, 2000             By: /s/ John W. Lyle
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                                    Name: John W. Lyle
                                    Title: President and Chief Executive Officer